Exhibit 10.7

FORM OF PROMISSORY NOTE

$[l] U.S. Dollars	New York, New York

[l], 2017

FOR VALUE RECEIVED, OWL ROCK CAPITAL CORPORATION II, a Maryland corporation (“Borrower”), promises to pay to the order of OWL ROCK CAPITAL ADVISORS LLC, a Delaware limited liability company (“Lender”), at its principal place of business located at 245 Park Avenue, 41st Floor, New York, New York 10167, the principal sum of [l] Dollars ($[l]), together with interest on the unpaid balance of the principal sum hereof at a rate of interest equal to [the rate of interest for a LIBOR-Based Advance (which, for the avoidance of doubt, as of the date of this Note, such rate is [l]%)] [the rate of interest for a Prime-Based Advance (which, for the avoidance of doubt, as of the date of this Note, such rate is [l]%)] under the Loan and Security Agreement, dated as of February 22, 2017 (as amended or supplemented from time to time, the “Loan Agreement”), by and among the Lender, as borrower, and East West Bank. Interest shall be calculated in the same manner as set forth in the Loan Agreement for a [LIBOR-Based Advance] [Prime-Based Advance].  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Loan Agreement.

The unpaid principal balance of this Note and accrued interest thereon shall be immediately due and payable upon 120 days written notice by the Lender, but in any event no later than January 15, 2018.

Borrower may at any time prepay in whole or in part without penalty or premium the unpaid principal balance of this Note, EXCEPT THAT, if any payment or prepayment of principal would result in additional costs or charges (break costs or otherwise) if such amounts were paid or prepaid under the Loan Agreement, Borrower shall, upon demand, also pay to Lender such additional costs, charges or make-whole fees.

Except as otherwise expressly provided herein, Borrower waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, without in any way affecting the liability of Borrower to this Note.

In addition to the repayment of the principal and interest due hereunder, Borrower shall reimburse Lender for all of its costs and expenses, including, without limitation, attorney’s fees, bank fees, points or commissions, incurred by Lender in acquiring and repaying the funds to make this loan through a draw against its Loan Agreement or other line of credit and/or in enforcing its rights hereunder; it being the intent of Borrower and Lender that provision of this Note to Borrower shall be at absolutely no cost to Lender.

If any provision of this Note is invalid or unenforceable, the other provisions of this Note shall remain in full force and effect, and the invalidity of any provision hereof shall not affect the validity or enforceability of any other provision of this Note.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

This Note shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first written herein above.

Owl Rock Capital Corporation II

By: _________________________

Name:
Title: